Exhibit 99.1

For Immediate Release	Contact: Berry Epley
July 12, 2012	(919) 774-6700

THE PANTRY ANNOUNCES PLANNED DEBT REFINANCING

CARY, N.C., July 12, 2012 (BUSINESS WIRE) --The Pantry, Inc. (NASDAQ: PTRY) announced today that it is pursuing debt refinancing consisting of up to $480 million of senior secured credit facilities and $250 million aggregate principal amount of senior notes. The senior secured facilities are expected to consist of a revolving credit facility of up to $225 million to replace the company’s current revolving facility and a $255 million term loan. The Company intends to use the proceeds from the new term loan and senior notes, together with available cash, to repay its outstanding term loans and senior subordinated notes, the aggregate outstanding amount of which is approximately $598 million.

The Pantry anticipates completing these transactions during the current fiscal year, which ends on September 27, 2012. However, there can be no assurance that such new debt financing will be consummated on this timeframe, or that debt financing will be available on terms acceptable to the Company, or at all.  In addition, the amounts of the proposed financing, if available, could be different than those currently contemplated.

The senior notes will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. Unless they are registered, the senior notes may be offered only in transactions that are exempt from registration under the Securities Act or the securities laws of any other jurisdiction.  Accordingly, the senior notes will be offered and sold in the United States only to qualified institutional buyers and outside the United States to non-U.S. persons in compliance with Regulation S.  This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities that may be offered as part of the debt refinancing in any jurisdiction in which such an offer or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts (including, but not limited to, expectations regarding the refinancing) may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expected,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “contemplates” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. No assurance can be given that the proposed refinancing will be consummated. Consummation of the proposed refinancing is subject to numerous conditions and factors, many of which are beyond the Company’s control, including conditions prevailing in the capital markets, and economic, political and market factors. The Company does not undertake any obligation to update any forward-looking statements.